Exhibit (e)(i)

EXHIBIT A

Fund Names

JOHCM Credit Income Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM Global Select Fund

JOHCM Global Income Builder Fund

JOHCM International Opportunities Fund

JOHCM International Select Fund

Regnan Global Equity Impact Solutions

TSW Emerging Markets Fund

TSW High Yield Bond Fund

TSW Large Cap Value Fund